FOR IMMEDIATE RELEASE

CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR FISCAL 2020 RESULTS

•Fourth-quarter Net Sales increased 18%; Organic Net Sales increased 12% reflecting continued increased demand for our products
•Fourth-quarter Earnings Per Share (EPS) from Continuing Operations of $0.28 increased from a loss of $0.02; Adjusted EPS of $0.63 increased 50%
•Full-year Net Sales and Organic Net Sales increased 7% and EPS from Continuing Operations of $1.95 increased 24%; Adjusted EPS of $2.95 increased 28%
•Given the uncertain operating environment due to the COVID-19 pandemic, the Company is providing guidance limited to the first quarter of fiscal 2021

CAMDEN, N.J., Sept. 3, 2020—Campbell Soup Company (NYSE:CPB) today reported results for its fourth-quarter and full-year fiscal 2020. Fiscal 2020 was a 53-week year, with the extra week falling in the fourth quarter. The benefit of the additional week in both the fourth-quarter and full-year results is estimated to be $0.04 per share.

Continuing Operations	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	Aug. 2, 2020	Jul. 28, 2019	% Change	Aug. 2, 2020	Jul. 28, 2019	% Change
Net Sales
As Reported (GAAP)	$2,108	$1,780	18%	$8,691	$8,107	7%
Organic			12%			7%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$167	$83	101%	$1,107	$979	13%
Adjusted	$307	$252	22%	$1,449	$1,266	14%
Diluted Earnings Per Share
As Reported (GAAP)	$0.28	$(0.02)	n/m	$1.95	$1.57	24%
Adjusted	$0.63	$0.42	50%	$2.95	$2.30	28%
n/m - not meaningful
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Mark Clouse, Campbell’s President and CEO, stated, “Our strong fourth-quarter and full-year fiscal 2020 performance was enabled by the extraordinary work of our teams who remained agile and resilient in a challenging operating environment. We continued to invest in our businesses during the quarter as we experienced unprecedented demand for our products and welcomed millions of new households to the Campbell portfolio. This quarter concluded a year that furthered our strategic plan and solidified a significantly strengthened foundation that we will build upon going forward as we begin fiscal 2021."

Items Impacting Comparability for Continuing Operations
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	Aug. 2, 2020	Jul. 28, 2019	Aug. 2, 2020	Jul. 28, 2019
As Reported (GAAP)	$0.28	$(0.02)	$1.95	$1.57

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.05	$0.08	$0.17	$0.30

Pension and postretirement benefit mark-to-market adjustments	$0.30	$0.31	$0.30	$0.31

Net pension settlement losses	—	—	$0.11	$0.07

Loss on investments	—	—	$0.12	—

Charges associated with divestiture	—	—	$0.12	—

Loss on extinguishment of debt	—	—	$0.19	—

Nonrecurring tax expense related to U.S. Tax Reform	—	—	—	$0.01

Impairment charges	—	$0.04	—	$0.04
Adjusted*	$0.63	$0.42	$2.95	$2.30
*Numbers may not add due to rounding.

Fourth-Quarter Results from Continuing Operations
Net sales increased 18% to $2.11 billion. Organic net sales, which exclude the impact from the additional week in the quarter and the impact from the sale of the European chips business, increased 12% from the prior year driven by favorable volume in both Meals & Beverages and Snacks reflecting a continued increase in demand as at-home food consumption remained elevated.

Gross margin increased from 34.0% to 35.4%. Excluding items impacting comparability, adjusted gross margin increased 190 basis points to 35.6% driven by the benefits of supply chain productivity improvements and cost savings initiatives, as well as mark-to-market gains on outstanding commodity hedges, improved operating leverage and favorable product mix, offset partly by higher supply chain costs related to COVID-19 and cost inflation.

Marketing and selling expenses increased 36% to $265 million. Excluding items impacting comparability in the prior year, adjusted marketing and selling expenses increased 37% driven primarily by increased investments in advertising and consumer promotion expenses across both segments. Administrative expenses increased 12% to $186 million. Excluding items impacting comparability, adjusted administrative expenses increased by $30 million, or 22%, with approximately one half of the increase driven by the estimated impact of the additional week in the quarter on general administrative costs. The balance of the increase reflects increases in charitable contributions, higher incentive compensation accruals, and higher benefit costs, offset partly by the benefits from cost savings initiatives.

Other expenses were $106 million compared to $128 million in the prior year. Excluding items impacting comparability, adjusted other income was $15 million compared to $10 million in the prior year.

As reported EBIT increased 101% to $167 million. Excluding items impacting comparability, adjusted EBIT increased 22% to $307 million as higher sales volumes, including the benefit of the additional week in the quarter, and improved gross margin performance, were offset partly by increased marketing investment and higher adjusted administrative expenses.

Net interest expense was $60 million compared to $84 million in the prior year reflecting lower levels of debt. Taxes increased to $21 million, compared to $4 million in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 330 basis points to 22.3% from 25.6%.

The company reported EPS of $0.28 per share. Excluding items impacting comparability, adjusted EPS increased 50% to $0.63 per share, reflecting an increase in adjusted EBIT, as well as lower net interest expense and a lower adjusted effective tax rate.

Full-Year Results from Continuing Operations
Net sales increased 7% to $8.69 billion. Organic net sales, which exclude the additional week and the impact from the sale of the European chips business, also increased 7% from the prior year driven by gains in both Meals & Beverages and Snacks.

As reported EBIT increased 13% to $1.11 billion. Excluding items impacting comparability, adjusted EBIT increased 14% to $1.45 billion reflecting higher sales volume, including the benefit of the additional week, and improved gross margin performance, offset partly by increased marketing investment.

Net interest expense was $341 million compared to $354 million in the prior year. Excluding items impacting comparability in the current year, adjusted net interest expense decreased 25% from the prior year to $266 million reflecting lower levels of debt. The tax rate was 22.7% as compared to 24.2% in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 40 basis points to 24.1% from 23.7%.

The company reported EPS of $1.95 per share. Excluding items impacting comparability, adjusted EPS increased 28% to $2.95 per share reflecting the increase in adjusted EBIT and lower adjusted net interest expense.

Cash flows from operations of $1.40 billion were comparable to the prior year. Total debt, including amounts related to discontinued operations, was reduced by $2.52 billion in fiscal 2020 primarily due to successful deleveraging following the completion of the company’s previously announced divestiture plan. Capital investments were $299 million compared to $384 million in the prior year reflecting delays in certain projects impacted by the current operating environment. In line with the company’s commitment to returning value to shareholders, the company paid $426 million of cash dividends in fiscal 2020 reflecting the quarterly dividend rate of $0.35 per share.

Cost Savings Program from Continuing Operations
In the fourth quarter of fiscal 2020, Campbell achieved $45 million in savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to $725 million. Total fiscal 2020 savings were $165 million. As previously announced, Campbell is targeting cumulative annualized savings of $850 million by the end of fiscal 2022.

Campbell Provides First-Quarter Fiscal 2021 Guidance
The company's performance in fiscal 2020 was significantly impacted by the increase in demand for its products amidst the COVID-19 pandemic. The continuing effect of the pandemic on the operating environment is difficult to predict with enough certainty to provide a full-year outlook at this time. The company expects that demand for its products will remain elevated in the near term and accordingly, is providing guidance limited to the first quarter of fiscal 2021.

First-quarter guidance set forth in the table below assumes that the company's supply chain operates effectively during this period of heightened demand and shifts in consumer behavior toward at-home consumption continue:

Continuing Operations	Q1 2020 Results	Q1 2021 Guidance
($ in millions, except per share)
Net Sales	$2,183	+5% to +7%

Adjusted EBIT	$392*	+6% to +9%

Adjusted EPS	$0.78	+13% to +18%
		$0.88 to $0.92

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2021 guidance as certain amounts are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results.

Management has included its perspective on the full-year fiscal 2021 environment in the prepared remarks. See "Presentation Materials and Q&A Webcast" below.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended Aug. 2, 2020
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$1,018	$1,090	$2,108

Volume and Mix	20%	6%	12%
Price and Sales Allowances	—%	—%	—%
Promotional Spending	(1)%	1%	—%
Organic Net Sales	19%	7%	12%
Currency	—%	—%	—%
Divestiture	—%	(4)%	(2)%
Estimated Impact of 53rd Week	9%	8%	8%
% Change vs. Prior Year	28%	11%	18%

Segment Operating Earnings	$184	$136
% Change vs. Prior Year	24%	—%

Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended Aug. 2, 2020
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$4,646	$4,045	$8,691

Volume and Mix	8%	6%	7%
Price and Sales Allowances	1%	—%	—%
Promotional Spending	(1)%	—%	(1)%
Organic Net Sales	8%	6%	7%
Currency	—%	—%	—%
Divestiture	—%	(3)%	(1)%
Estimated Impact of 53rd Week	2%	2%	2%
% Change vs. Prior Year	9%	5%	7%

Segment Operating Earnings	$983	$551
% Change vs. Prior Year	10%	6%
*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 28%. Excluding the additional week in the quarter and the impact from currency, net sales increased 19% driven primarily by gains across the U.S. retail business, including gains in soups, V8 beverages, Prego pasta sauces, and Campbell’s pasta, as well as gains in Canada, partially offset by declines in foodservice. Volume was favorable in the retail business with increased demand of food purchases for at-home consumption, offset partly by the negative impact on the foodservice business as a result of shifts in consumer behavior and continued COVID-19 related restrictions. Including an 11-point benefit from the additional week, sales of U.S. soup increased 52% due to gains in condensed soups, ready-to-serve soups and broth.

Segment operating earnings increased 24%. The increase was primarily due to sales volume gains, including the benefit of the additional week, and improved gross margin performance, offset partly by increased marketing support and higher administrative expenses. Gross margin performance was impacted by the benefit of supply chain productivity improvements and cost savings initiatives, as well as improved operating leverage and favorable product mix, partially offset by higher supply chain costs related to COVID-19 and cost inflation.

Snacks
Net sales in the quarter increased 11%. Excluding the additional week in the quarter, the impact from the sale of the European chips business and the impact from currency, net sales increased 7% driven primarily by volume gains reflecting increased demand of food purchases for at-home consumption, as well as base business performance. These sales results reflect gains in fresh bakery products, Pepperidge Farm cookies, Late July snacks, Goldfish crackers, and Snyder’s of Hanover pretzels, as well as Kettle Brand and Cape Cod potato chips.

Segment operating earnings were comparable to the prior year as sales volume gains, including the benefit of the additional week, were offset by increased marketing support and lower gross margin performance. Gross margin performance declined in the quarter as the benefits of cost savings initiatives and supply chain productivity improvements, as well as favorable product mix and improved operating leverage, were more than offset by higher supply chain costs related to COVID-19 and cost inflation.

Corporate
Corporate expenses were $154 million in the fourth quarter of fiscal 2020 compared to $192 million in the prior year. Corporate expenses in the fourth quarter of fiscal 2020 included pension and postretirement mark-to-market losses of $121 million and costs related to cost savings initiatives of $20 million. Corporate expenses in the fourth quarter of fiscal 2019 included pension and postretirement mark-to-market losses of $122 million, costs related to cost savings initiatives of $22 million, and a non-cash impairment charge of $16 million related to the European chips business. The remaining decrease in expenses primarily reflects gains on outstanding commodity hedges.

Presentation Materials and Q&A Webcast
Campbell will post pre-recorded management remarks and related presentation today at approximately 7:15 a.m. ET. The materials will be available at investor.campbellsoupcompany.com/events-and-presentations. Campbell will host a 30 minute live Q&A-only call today at 8:30 a.m. Eastern Time. To join, dial +1 (703) 639-1316. The access code is 6497776. Access to a live webcast of the Q&A, as well as a webcast replay of the call, will be available at investor.campbellsoupcompany.com/events-and-presentations. A teleconference recording of the Q&A call will also be available until midnight on Sept. 17, 2020, at +1 (404) 537-3406. The access code for the teleconference recording is 6497776.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages includes the retail and foodservice businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum baby food and snacks; V8 juices and beverages; and Campbell’s tomato juice.

Snacks includes Pepperidge Farm cookies, crackers, fresh bakery and frozen products in U.S. retail, including Milano cookies and Goldfish crackers, as well as Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod and Kettle Brand potato chips, Late July snacks, Snack Factory Pretzel Crisps, Pop Secret popcorn, Emerald nuts, and other snacking products in the U.S. and Canada. Beginning in fiscal 2020, the segment also includes the retail business in Latin America. Prior to fiscal 2020, the business in Latin America was managed as part of the Meals & Beverages segment. Prior-period segment results have been adjusted retrospectively to reflect this change. On Oct. 11, 2019, Campbell completed the sale of the European chips business. The results for the European chips business up through the time of sale are included as part of the Snacks segment.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the FTSE4Good Index.
For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	Thomas Hushen
(856) 342-6081	(856) 342-5227
rebecca_gardy@campbells.com	thomas_hushen@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) impacts of, and associated responses to, the COVID-19 pandemic; (2) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and maintaining its market share position in soup; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (5) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (6) disruptions to the company’s supply chain and/or operations, as well as fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (7) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (8) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (9) changing inventory management practices by certain of the company’s key customers; (10) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (11) product quality and safety issues, including recalls and product liabilities; (12) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (13) the uncertainties of litigation and regulatory actions against the company; (14) the costs, disruption and diversion of management’s attention associated with activist investors; (15) a material failure in or breach of the company’s information technology systems; (16) impairment to goodwill or other intangible assets; (17) the company’s ability to protect its intellectual property rights; (18) increased liabilities and costs related to the company’s defined benefit pension plans; (19) the company’s ability to attract and retain key talent; (20) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (21) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters, other pandemics or other calamities; and (22) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 2, 2020	July 28, 2019
Net sales	$2,108	$1,780
Costs and expenses
Cost of products sold	1,361	1,174
Marketing and selling expenses	265	195
Administrative expenses	186	166
Research and development expenses	24	25
Other expenses / (income)	106	128
Restructuring charges	(1)	9
Total costs and expenses	1,941	1,697
Earnings before interest and taxes	167	83
Interest, net	60	84
Earnings (loss) before taxes	107	(1)
Taxes on earnings	21	4
Earnings (loss) from continuing operations	86	(5)
Loss from discontinued operations	—	(3)
Net earnings (loss)	86	(8)
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$86	$(8)
Per share - basic
Earnings (loss) from continuing operations attributable to Campbell Soup Company	$.28	$(.02)
Loss from discontinued operations	—	(.01)
Net earnings (loss) attributable to Campbell Soup Company	$.28	$(.03)
Weighted average shares outstanding - basic	302	301
Earnings per share - assuming dilution
From continuing operations attributable to Campbell Soup Company	$.28	$(.02)
From discontinued operations	—	(.01)
Net attributable to Campbell Soup Company	$.28	$(.03)
Weighted average shares outstanding - assuming dilution	304	301
The period ended August 2, 2020 had 14 weeks. The period ended July 28, 2019 had 13 weeks.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 2, 2020	July 28, 2019
Net sales	$8,691	$8,107
Costs and expenses
Cost of products sold	5,692	5,414
Marketing and selling expenses	947	842
Administrative expenses	622	610
Research and development expenses	93	91
Other expenses / (income)	221	140
Restructuring charges	9	31
Total costs and expenses	7,584	7,128
Earnings before interest and taxes	1,107	979
Interest, net	341	354
Earnings before taxes	766	625
Taxes on earnings	174	151
Earnings from continuing operations	592	474
Earnings (loss) from discontinued operations	1,036	(263)
Net earnings	1,628	211
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$1,628	$211
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$1.96	$1.57
Earnings (loss) from discontinued operations	3.43	(.87)
Net earnings attributable to Campbell Soup Company	$5.39	$.70
Weighted average shares outstanding - basic	302	301
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.95	$1.57
Earnings (loss) from discontinued operations	3.41	(.87)
Net earnings attributable to Campbell Soup Company	$5.36	$.70
Weighted average shares outstanding - assuming dilution	304	302
Fiscal 2020 had 53 weeks. Fiscal 2019 had 52 weeks.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 2, 2020	July 28, 2019	Percent Change
Sales
Contributions:
Meals & Beverages	$1,018	$795	28%
Snacks	1,090	985	11%
Total sales	$2,108	$1,780	18%
Earnings
Contributions:
Meals & Beverages	$184	$148	24%
Snacks	136	136	—%
Total operating earnings	320	284	13%
Corporate	(154)	(192)
Restructuring charges	1	(9)
Earnings before interest and taxes	167	83	101%
Interest, net	60	84
Taxes on earnings	21	4
Earnings (loss) from continuing operations	86	(5)
Loss from discontinued operations	—	(3)
Net earnings (loss)	86	(8)	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$86	$(8)	n/m
Earnings per share - assuming dilution
From continuing operations attributable to Campbell Soup Company	$.28	$(.02)
From discontinued operations	—	(.01)
Net attributable to Campbell Soup Company	$.28	$(.03)	n/m
n/m - not meaningful

Beginning in fiscal 2020, the business in Latin America is managed as part of the Snacks segment. In fiscal 2019, the business in Latin America was managed as part of the Meals & Beverages segment.
Prior periods have been adjusted retrospectively to reflect this change.
The period ended August 2, 2020 had 14 weeks. The period ended July 28, 2019 had 13 weeks.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 2, 2020	July 28, 2019	Percent Change
Sales
Contributions:
Meals & Beverages	$4,646	$4,252	9%
Snacks	4,045	3,854	5%
Corporate	—	1	n/m
Total sales	$8,691	$8,107	7%
Earnings
Contributions:
Meals & Beverages	$983	895	10%
Snacks	551	522	6%
Total operating earnings	1,534	1,417	8%
Corporate	(418)	(407)
Restructuring charges	(9)	(31)
Earnings before interest and taxes	1,107	979	13%
Interest, net	341	354
Taxes on earnings	174	151
Earnings from continuing operations	592	474
Earnings (loss) from discontinued operations	1,036	(263)
Net earnings	1,628	211	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$1,628	$211	n/m
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.95	$1.57
Earnings (loss) from discontinued operations	3.41	(.87)
Net earnings attributable to Campbell Soup Company	$5.36	$.70	n/m
n/m - not meaningful
Fiscal 2020 had 53 weeks. Fiscal 2019 had 52 weeks.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	August 2, 2020	July 28, 2019
Current assets	$2,385	$1,539
Current assets of discontinued operations	—	428
Plant assets, net	2,368	2,455
Intangible assets, net	7,336	7,432
Other assets	283	127
Noncurrent assets of discontinued operations	—	1,167
Total assets	$12,372	$13,148
Current liabilities	$3,075	$2,916
Current liabilities of discontinued operations	—	469
Long-term debt	4,994	7,103
Other liabilities	1,734	1,483
Noncurrent liabilities of discontinued operations	—	65
Total equity	2,569	1,112
Total liabilities and equity	$12,372	$13,148
Total debt*	$6,196	$8,712
Total cash and cash equivalents*	$859	$179
*Includes discontinued operations as of July 28, 2019.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	August 2, 2020	July 28, 2019
Cash flows from operating activities:
Net earnings	$1,628	$211
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	—	393
Restructuring charges	9	31
Stock-based compensation	61	58
Pension and postretirement benefit expense	93	103
Depreciation and amortization	328	446
Deferred income taxes	(6)	14
Net (gain) loss on sales of businesses	(975)	32
Loss on extinguishment of debt	75	—
Investment losses	49	1
Other	101	24
Changes in working capital, net of acquisition and divestitures
Accounts receivable	(30)	(11)
Inventories	(20)	36
Prepaid assets	(3)	(1)
Accounts payable and accrued liabilities	145	125
Other	(59)	(64)
Net cash provided by operating activities	1,396	1,398
Cash flows from investing activities:
Purchases of plant assets	(299)	(384)
Purchases of route businesses	(11)	(29)
Sales of route businesses	11	31
Business acquired, net of cash acquired	—	(18)
Sales of businesses, net of cash divested	2,537	539
Proceeds from sale of investment	30	—
Other	4	14
Net cash provided by investing activities	2,272	153
Cash flows from financing activities:
Short-term borrowings, including revolving line of credit	5,617	5,839
Short-term repayments, including revolving line of credit	(6,909)	(6,296)
Long-term borrowings	1,000	—
Long-term repayments	(499)	(702)
Dividends paid	(426)	(423)
Treasury stock issuances	23	—
Payments related to tax withholding for stock-based compensation	(12)	(8)
Payments related to extinguishment of debt	(1,769)	—
Payments of debt issuance costs	(12)	(1)
Net cash used in financing activities	(2,987)	(1,591)
Effect of exchange rate changes on cash	(1)	(7)
Net change in cash and cash equivalents	680	(47)
Cash and cash equivalents — beginning of period	31	49
Cash balance of discontinued operations — beginning of period	148	177
Cash balance of discontinued operations — end of period	—	(148)
Cash and cash equivalents — end of period	$859	$31

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended August 2, 2020
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Beginning in the third quarter of fiscal 2019, the results of the Campbell Fresh segment were reported as discontinued operations. Beginning in the fourth quarter of fiscal 2019, the results of the Kelsen Group, Arnott's and certain other international operations (Campbell International), which represented the former international biscuits and snacks operating segment, were reported as discontinued operations. On October 11, 2019, the company sold its European chips business. The results of the business through the date of sale are reflected in continuing operations within the Snacks segment.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures, and the additional week in fiscal 2020. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	August 2, 2020				July 28, 2019			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Estimated Impact of 53rd Week	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,018	$3	$(73)	$948	$795	$—	$795	28%	19%
Snacks	1,090	1	(78)	1,013	985	(35)	950	11%	7%
Total Net Sales	$2,108	$4	$(151)	$1,961	$1,780	$(35)	$1,745	18%	12%

Year Ended
	August 2, 2020				July 28, 2019			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Estimated Impact of 53rd Week	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,646	$7	$(73)	$4,580	$4,252	$—	$4,252	9%	8%
Snacks	4,045	1	(78)	3,968	3,854	(100)	3,754	5%	6%
Corporate	—	—	—	—	1	—	1	n/m	n/m
Total Net Sales	$8,691	$8	$(151)	$8,548	$8,107	$(100)	$8,007	7%	7%
n/m - not meaningful
Items Impacting Earnings
Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
Continuing Operations
(1)The company has implemented several cost savings initiatives in recent years.
In the fourth quarter of fiscal 2020, the company recorded implementation costs and other related costs of $17 million in Administrative expenses and $3 million in Cost of products sold, and a reduction to Restructuring charges of $1 million (aggregate impact of $14 million after tax, or $.05 per share) related to these initiatives. In the first quarter of fiscal 2020, the company recorded Restructuring charges of $3 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $8 million after tax, or $.03 per share) related to these initiatives. In fiscal 2020, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $48 million in Administrative expenses, $9 million in Cost of products sold, $2 million in Marketing and selling expenses, and $1 million in Research and development expenses (aggregate impact of $52 million after tax, or $.17 per share) related to these initiatives. In the fourth quarter of fiscal 2019, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $27 million in Administrative expenses, $1 million in Marketing and selling expenses, $1 million in Research and development expenses, and a reduction to Cost of products sold of $7 million (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives. In fiscal 2019, the company recorded Restructuring charges of $31 million and implementation costs and other related costs of $62 million in Administrative expenses, $18 million in Cost of products sold, $7 million in Marketing and selling expenses, and $3 million in Research and development expenses (aggregate impact of $92 million after tax, or $.30 per share) related to these initiatives.
(2)In the fourth quarter of fiscal 2020, the company incurred losses of $121 million in Other expenses / (income) ($92 million after tax, or $.30 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In the fourth quarter of fiscal 2019, the company incurred losses of $122 million in Other expenses / (income) ($93 million after tax, or $.31 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.
(3)In fiscal 2020, the company recognized pre-tax pension settlement charges in Other expenses / (income) of $43 million ($33 million after tax, or $.11 per share). In fiscal 2019, the company recognized a pre-tax pension settlement charge in Other expenses / (income) of $28 million ($22 million after tax, or $.07 per share). The settlements resulted from the level of lump sum distributions from the plans' assets.
(4)On April 26, 2020, the company entered into an agreement to sell its limited partnership interest in Acre Venture Partners, L.P. The transaction closed on May 8, 2020. In the third quarter of fiscal 2020, the company recognized a loss in Other expenses / (income) of $45 million ($35 million after tax, or $.12 per share) as a result of the pending sale.
(5)In the first quarter of fiscal 2020, the company recorded a loss in Other expenses / (income) of $64 million ($60 million after tax, or $.20 per share) on the sale of its European chips business. In fiscal 2020, the company recorded a loss in Other expenses / (income) of $64 million ($37 million after tax, or $.12 per share) on the sale of its European chips business.
(6)In fiscal 2020, the company recorded a loss in Interest expense of $75 million ($57 million after tax, or $.19 per share) on the extinguishment of debt.
(7)In fiscal 2019, the company recorded a tax charge of $2 million ($.01 per share) related to a transition tax on unremitted foreign earnings under the enactment of the Tax Cuts and Jobs Act.
(8)In the fourth quarter of fiscal 2019, the company performed an assessment on the assets within the European chips business and recorded a non-cash impairment charge of $16 million ($13 million after tax, or $.04 per share) on intangible assets in Other expenses / (income).
Discontinued Operations
(2)In the fourth quarter of fiscal 2019, the company incurred losses of $12 million ($9 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined benefit pension plans.
(5)In fiscal 2020, the company recognized net gains of $1.04 billion ($1.00 billion after tax, or $3.29 per share) associated with the sale of Campbell International. In the fourth quarter of fiscal 2019, the company incurred pre-tax expenses of $1 million (a gain of $1 million after tax) associated with the sale process of Campbell Fresh, including transaction costs. The company also incurred costs of $5 million pre tax and after tax ($.02 per share) associated with the planned divestiture of Campbell International. The total aggregate impact was $4 million after tax, or $.01 per share. In fiscal 2019, the company incurred pre-tax expenses of $32 million associated with the sale process of Campbell Fresh, including transaction costs. In addition, the company recorded tax expense of $29 million as deferred tax assets on Bolthouse Farms were not realizable. The aggregate impact was $51 million after tax, or $.17 per share. In fiscal 2019, the company also incurred costs of $12 million ($10 million after tax, or $.03 per share) associated with the planned divestiture of Campbell International. The total aggregate impact was $61 million after tax, or $.20 per share.
(8) In the fourth quarter of fiscal 2019, as part of the company's annual review of intangible assets, the company recognized an impairment charge of $7 million on a trademark and $10 million on goodwill in Kelsen due to a lower long-term outlook for sales and the pending sale of the business. The aggregate impact was $17 million ($12 million after tax, or $.04 per share).

In the second quarter of fiscal 2019, interim impairment assessments were performed on the intangible and tangible assets within Campbell Fresh, which included Garden Fresh Gourmet, Bolthouse Farms carrot and carrot ingredients, and Bolthouse Farms refrigerated beverages and salad dressings, as the company continued to pursue the divestiture of these businesses. The company revised its future outlook for earnings and cash flows for each of these businesses as the divestiture process progressed. The company recorded non-cash impairment charges of $104 million on the tangible assets and $73 million on the intangible assets of Bolthouse Farms carrot and carrot ingredients; $96 million on the intangible assets and $9 million on the tangible assets of Bolthouse Farms refrigerated beverages and salad dressings; and $62 million on the intangible assets and $2 million on the tangible assets of Garden Fresh Gourmet. The aggregate impact of the impairment charges was $346 million ($264 million after tax, or $.87 per share).
In the first quarter of fiscal 2019, the company recorded a non-cash impairment charge of $14 million ($11 million after tax, or $.04 per share) on its U.S. refrigerated soup plant assets.
In fiscal 2019, the total non-cash impairment charges recorded were $377 million ($287 million after tax, or $.95 per share).

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	August 2, 2020			July 28, 2019
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$747	$3	$750	$606	$(7)	$599	25%
Gross margin percentage	35.4%		35.6%	34.0%		33.7%
Marketing and selling expenses	265	—	265	195	(1)	194
Administrative expenses	186	(17)	169	166	(27)	139
Research and development expenses	24	—	24	25	(1)	24
Other expenses / (income)	106	(121)	(15)	128	(138)	(10)
Restructuring charges	(1)	1	—	9	(9)	—
Earnings before interest and taxes	$167	$140	$307	$83	$169	$252	22%
Interest, net	60	—	60	84	—	84
Earnings (loss) before taxes	$107	$140	$247	$(1)	$169	$168
Taxes	21	34	55	4	39	43
Effective income tax rate	19.6%		22.3%	n/m		25.6%
Earnings (loss) from continuing operations	$86	$106	$192	$(5)	$130	$125	54%
Earnings (loss) from discontinued operations	—	—	—	(3)	25	22	n/m
Net earnings (loss) attributable to Campbell Soup Company	$86	$106	$192	$(8)	$155	$147	31%
Diluted earnings (loss) per share - continuing operations attributable to Campbell Soup Company*	$.28	$.35	$.63	$(.02)	$.43	$.42	50%
Diluted earnings (loss) per share - discontinued operations	—	—	—	(.01)	.08	.07	n/m
Diluted net earnings (loss) per share attributable to Campbell Soup Company*	$.28	$.35	$.63	$(.03)	$.51	$.49	29%
(a)See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful

	Three Months Ended
	August 2, 2020
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Mark-to-market (2)	Adjustments
Gross margin	$3	$—	$3
Administrative expenses	(17)	—	(17)
Other expenses / (income)	—	(121)	(121)
Restructuring charges	1	—	1
Earnings before interest and taxes	$19	$121	$140
Interest, net	—	—	—
Earnings before taxes	$19	$121	$140
Taxes	5	29	34
Earnings from continuing operations	$14	$92	$106
Earnings from discontinued operations	—	—	—
Net earnings attributable to Campbell Soup Company	$14	$92	$106
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.05	$.30	$.35
Diluted earnings per share - discontinued operations	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.05	$.30	$.35

	Three Months Ended
	July 28, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Mark-to-market (2)	Divestitures (5)	Impairment charges (8)	Adjustments
Gross margin	$(7)	$—	$—	$—	$(7)
Marketing and selling expenses	(1)	—	—	—	(1)
Administrative expenses	(27)	—	—	—	(27)
Research and development expenses	(1)	—	—	—	(1)
Other expenses / (income)	—	(122)	—	(16)	(138)
Restructuring charges	(9)	—	—	—	(9)
Earnings before interest and taxes	$31	$122	$—	$16	$169
Interest, net	—	—	—	—	—
Loss before taxes	$31	$122	$—	$16	$169
Taxes	7	29	—	3	39
Loss from continuing operations	$24	$93	$—	$13	$130
Loss from discontinued operations	—	9	4	12	25
Net loss attributable to Campbell Soup Company	$24	$102	$4	$25	$155
Diluted loss per share - continuing operations attributable to Campbell Soup Company	$.08	$.31	$—	$.04	$.43
Diluted loss per share - discontinued operations	—	.03	.01	.04	.08
Diluted net loss per share attributable to Campbell Soup Company	$.08	$.34	$.01	$.08	$.51

	Twelve Months Ended
	August 2, 2020			July 28, 2019
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$2,999	$9	$3,008	$2,693	$18	$2,711	11%
Gross margin percentage	34.5%		34.6%	33.2%		33.4%
Marketing and selling expenses	947	(2)	945	842	(7)	835
Administrative expenses	622	(48)	574	610	(62)	548
Research and development expenses	93	(1)	92	91	(3)	88
Other expenses / (income)	221	(273)	(52)	140	(166)	(26)
Restructuring charges	9	(9)	—	31	(31)	—
Earnings before interest and taxes	$1,107	$342	$1,449	$979	$287	$1,266	14%
Interest, net	341	(75)	266	354	—	354
Earnings before taxes	$766	$417	$1,183	$625	$287	$912
Taxes	174	111	285	151	65	216
Effective income tax rate	22.7%		24.1%	24.2%		23.7%
Earnings from continuing operations	$592	$306	$898	$474	$222	$696	29%
Earnings (loss) from discontinued operations	1,036	(1,000)	36	(263)	357	94	(62)%
Net earnings attributable to Campbell Soup Company	$1,628	$(694)	$934	$211	$579	$790	18%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$1.95	$1.01	$2.95	$1.57	$.74	$2.30	28%
Diluted earnings (loss) per share - discontinued operations	3.41	(3.29)	.12	(.87)	1.18	.31	(61)%
Diluted net earnings per share attributable to Campbell Soup Company*	$5.36	$(2.28)	$3.07	$.70	$1.92	$2.62	17%
(a)See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Twelve Months Ended
	August 2, 2020
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Mark-to-market (2)	Pension settlement (3)	Investment losses (4)	Divestitures (5)	Loss on debt extinguishment (6)	Adjustments
Gross margin	$9	$—	$—	$—	$—	$—	$9
Marketing and selling expenses	(2)	—	—	—	—	—	(2)
Administrative expenses	(48)	—	—	—	—	—	(48)
Research and development expenses	(1)	—	—	—	—	—	(1)
Other expenses / (income)	—	(121)	(43)	(45)	(64)	—	(273)
Restructuring charges	(9)	—	—	—	—	—	(9)
Earnings before interest and taxes	$69	$121	$43	$45	$64	$—	$342
Interest, net	—	—	—	—	—	(75)	(75)
Earnings before taxes	$69	$121	$43	$45	$64	$75	$417
Taxes	17	29	10	10	27	18	111
Earnings from continuing operations	$52	$92	$33	$35	$37	$57	$306
Earnings from discontinued operations	—	—	—	—	(1,000)	—	(1,000)
Net earnings attributable to Campbell Soup Company	$52	$92	$33	$35	$(963)	$57	$(694)
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.17	$.30	$.11	$.12	$.12	$.19	$1.01
Diluted earnings per share - discontinued operations	—	—	—	—	(3.29)	—	(3.29)
Diluted net earnings per share attributable to Campbell Soup Company	$.17	$.30	$.11	$.12	$(3.17)	$.19	$(2.28)

	Twelve Months Ended
	July 28, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Mark-to-market (2)	Pension settlement (3)	Divestitures (5)	Tax reform (7)	Impairment charges (8)	Adjustments
Gross margin	$18	$—	$—	$—	$—	$—	$18
Marketing and selling expenses	(7)	—	—	—	—	—	(7)
Administrative expenses	(62)	—	—	—	—	—	(62)
Research and development expenses	(3)	—	—	—	—	—	(3)
Other expenses / (income)	—	(122)	(28)	—	—	(16)	(166)
Restructuring charges	(31)	—	—	—	—	—	(31)
Earnings before interest and taxes	$121	$122	$28	$—	$—	$16	$287
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$121	$122	$28	$—	$—	$16	$287
Taxes	29	29	6	—	(2)	3	65
Earnings from continuing operations	$92	$93	$22	$—	$2	$13	$222
Loss from discontinued operations	—	9	—	61	—	287	357
Net earnings attributable to Campbell Soup Company	$92	$102	$22	$61	$2	$300	$579
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.30	$.31	$.07	$—	$.01	$.04	$.74
Diluted loss per share - discontinued operations	—	.03	—	.20	—	.95	1.18
Diluted net earnings per share attributable to Campbell Soup Company*	$.30	$.34	$.07	$.20	$.01	$.99	$1.92
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	October 27, 2019
(millions)	As Reported	Restructuring charges, implementation costs and other related costs (1)	Charges associated with divestiture (5)	Adjusted
Earnings from continuing operations	$169	$8	$60	$237
Add: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Add: Taxes on earnings	68	3	4	75
Add: Interest, net	80	—	—	80
Earnings before interest and taxes	$317	$11	$64	$392

Three Months Ended
October 27, 2019
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$.56
Add: Restructuring charges, implementation costs and other related costs (1)	.03
Add: Charges associated with divestiture (5)	.20
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.78
*The sum of individual per share amounts may not add due to rounding.